January 25, 1996



To the Board of Directors
Pioneer Railcorp
Peoria, Illinois



Gentlemen:

I hereby consent to the use in the Company's Registration Statement, Form S-8, of my opinion as to the legality of the shares being offered, and to the reference to me under the caption "Experts" in the Prospectus.

Sincerely yours,



/s/Daniel A. LaKemper,
General Counsel.